Filed Pursuant to Rule 424(B)(3) and 424(C)
File No. 333-248954

Utz Brands, Inc.

SUPPLEMENT NO. 1 TO

PROSPECTUS DATED OCTOBER 12, 2020

THE DATE OF THIS SUPPLEMENT IS OCTOBER 19, 2020

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of Utz Brands, Inc. (the “Company”), dated October 12, 2020 (the “Prospectus”). This Supplement No. 1 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 1. Except to the extent that the information in this Supplement No. 1 modifies or supersedes the information contained in the Prospectus, this Supplement No. 1 should be read, and will be delivered, with the Prospectus. This Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 1 is to update and supplement the information contained in the section of the Prospectus entitled “Selling Holders.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 29 of the Prospectus to read about factors you should consider before buying our Class A Common Stock and Warrants.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we intend to comply with reduced disclosure and regulatory requirements.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this Supplement No. 1 or the Prospectus. Any representation to the contrary is a criminal offense.

SELLING HOLDERS

The information in the table appearing under the heading “Selling Holders―Shares of Class A Common Stock” in the Prospectus is supplemented and amended by the following information, which includes information with respect to Selling Holders not previously listed in the Prospectus and supersedes information with respect to the Selling Holders listed below as of the date of this Supplement No. 1. The following updated information supplements the information in such table, is based solely upon information provided to us by the Selling Holders and is accurate, to the best of our knowledge, as of October 19, 2020.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Collier Creek Partners LLC(2)	—	—	—	—	—	—
CC Collier Holdings, LLC(3)	8,404,400	13.5	8,404,400	13.5	—	—
Roger K. Deromedi(4)	7,003,666	11.3	7,003,666	11.3	—	—
Jason K. Giordano(5)(6)	5,602,934	9.1	5,602,934	9.1	—	—

(1)	Based upon 59,369,050 shares of Class A Common Stock outstanding as of September 16, 2020.

(2)	On October 19, 2020, Sponsor distributed to its members 14,680,000 shares of Class A Common Stock held by Sponsor, Private Placement Warrants to acquire up to 7,200,000 shares of Class A Common Stock, and Forward Purchase Warrants to acquire up to 1,000,000 shares of Class A Common Stock.

(3)	CC Collier Holdings, LLC is the record holder of such securities. Chinh E. Chu has sole voting and investment discretion with respect to the securities held of record by CC Collier Holdings, LLC. The information above represents 5,292,400 shares of Class A Common Stock held by CC Collier Holdings, LLC, Private Placement Warrants to acquire up to 2,880,000 shares of Class A Common Stock, and Forward Purchase Warrants to acquire up to 232,000 shares of Class A Common Stock. Mr. Chu, disclaims beneficial ownership over any securities owned by CC Collier Holdings, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Chu served as a member of the Board of Directors of Collier Creek until the Closing of the Business Combination. The business address of CC Collier Holdings, LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

(4)	Represents 4,410,333 shares of Class A Common Stock, Private Placement Warrants to acquire up to 2,400,000 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 193,333 shares of Class A Common Stock held by the Roger K. Deromedi Revocable Trust Dated 2/11/2000 Amended and Restated 11/9/2011. Mr. Deromedi is the trustee of this trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities. Mr. Deromedi serves as Chairman of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(5)	Represents 3,528,267 shares of Class A Common Stock (including 766,067 shares of Class A Common Stock held jointly with his spouse), Private Placement Warrants to acquire up to 1,920,000 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 154,667 shares of Class A Common Stock. Mr. Giordano serves as a member of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(6)	Does not include any indirect interest in securities held by CC Collier Holdings, LLC.

S-1

In addition the information in the table appearing under the heading “Selling Holders―Warrants” in the Prospectus is supplemented and amended by the following information, which includes information with respect to Selling Holders not previously listed in the Prospectus and supersedes information with respect to the Selling Holders listed below as of the date of this Supplement No. 1. The following updated information supplements the information in such table, is based solely upon information provided to us by the Selling Holders and is accurate, to the best of our knowledge, as of October 19, 2020.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Collier Creek Partners LLC(2)	—	—	—	—	—	—
CC Collier Holdings, LLC(3)	3,112,000	13.5	3,112,000	13.5	—	—
Roger K. Deromedi(4)	2,593,333	11.3	2,593,333	11.3	—	—
Jason K. Giordano(5)(6)	2,074,667	9.0	2,074,667	9.0	—	—

(1)	Based upon 23,033,332 Warrants outstanding as of September 16, 2020.

(2)	On October 19, 2020, Sponsor distributed certain securities to its members, including Private Placement Warrants to acquire up to 7,200,000 shares of Class A Common Stock, and Forward Purchase Warrants to acquire up to 1,000,000 shares of Class A Common Stock.

(3)	CC Collier Holdings, LLC is the record holder of such securities. Chinh E. Chu has sole voting and investment discretion with respect to the securities held of record by CC Collier Holdings, LLC. The information above represents Private Placement Warrants to acquire up to 2,880,000 shares of Class A Common Stock, and Forward Purchase Warrants to acquire up to 232,000 shares of Class A Common Stock. Mr. Chu, disclaims beneficial ownership over any securities owned by CC Collier Holdings, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Mr. Chu served as a member of the Board of Directors of Collier Creek until the Closing of the Business Combination. The business address of CC Collier Holdings, LLC is 200 Park Avenue, 58th Floor, New York, New York 10166.

(4)	Represents, Private Placement Warrants to acquire up to 2,400,000 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 193,333 shares of Class A Common Stock held by the Roger K. Deromedi Revocable Trust Dated 2/11/2000 Amended and Restated 11/9/2011. Mr. Deromedi is the trustee of this trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities. Mr. Deromedi serves as Chairman of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(5)	Represents Private Placement Warrants to acquire up to 1,920,000 shares of Class A Common Stock and Forward Purchase Warrants to acquire up to 154,667 shares of Class A Common Stock. Mr. Giordano serves as a member of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(6)	Does not include any indirect interest in securities held by CC Collier Holdings, LLC.

S-2